Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports Third Quarter 2012 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2012 — Publix’s sales for the third quarter of 2012 were $6.7 billion, a 4.4 percent increase from last year’s $6.4 billion. Comparable-store sales for the third quarter of 2012 increased 2.5 percent.

Net earnings for the third quarter of 2012 were $368.4 million, compared to $311.9 million in 2011, an increase of 18.1 percent. Earnings per share for the third quarter increased to $0.47 for 2012, up from $0.40 per share in 2011.

Publix’s sales for the first nine months of 2012 were $20.5 billion, a 3.9 percent increase from last year’s $19.7 billion. Comparable-store sales for the first nine months of 2012 increased 2.6 percent.

Net earnings for the first nine months of 2012 were $1.2 billion, compared to $1.1 billion in 2011, an increase of 6.1 percent. Earnings per share increased to $1.48 for the first nine months of 2012, up from $1.39 per share in 2011.

These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Nov. 8 on its website at www.publix.com/stock.

Effective Nov. 1, 2012, Publix’s stock price increased from $22.00 per share to $22.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“Although the economy continues to be weak, I’m pleased with the improvement in our operating results and stock price,” said Publix CEO Ed Crenshaw. “I congratulate our associates for continuing to deliver exceptional customer service.”

Publix is privately owned and operated by its 154,500 employees, with 2011 sales of $27.0 billion. Currently Publix has 1,065 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 15 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###